Exhibit 99.1

NEWS RELEASE
Contacts:
Media – John Vigeland
(920) 429-4132
Investors – R. John Pindred
(920) 429-7039

SHOPKO REPORTS FIRST QUARTER RESULTS

GREEN BAY, Wis. (May 20, 2004)    ShopKo Stores, Inc. (NYSE: SKO), today announced financial results for the first quarter ended May 1, 2004.  Consolidated sales increased 3.8 percent to $735.0 million compared with $707.9 million last year.  Consolidated comparable store sales for the first quarter increased 3.9 percent.

Net loss for the first quarter was $2.4 million compared with a net loss of $1.1 million last year.  Diluted loss per share was $0.08 compared with a loss per share of $0.04 last year.

Commenting on the quarter, ShopKo Stores, Inc. President and Chief Executive Officer Sam Duncan said, “Overall, first quarter earnings were in line with our expectations.  We were encouraged by the continued improvement in comparable store sales.  Our increased promotional efforts generated additional traffic and sales, and indicated that our merchandise initiatives are appealing to consumers.”

Consolidated gross margin as a percent of sales was 25.0 percent compared with 25.8 percent last year.  This decrease is primarily attributable to increased promotional activity in the ShopKo division.

Consolidated selling, general and administrative expenses (SG&A) as a percent of sales for the first quarter were 21.9 percent compared with 22.0 percent last year.  The SG&A rate decrease was primarily attributable to sales leverage and disciplined store expense management at the ShopKo division.

Other Factors

Inventory increased 7.1 percent, principally due to expanded merchandise assortments and deeper in-stock levels to support the merchandising and sales growth initiatives.  Accounts payable increased by $39.4 million due to the higher levels of inventory and the timing of clearing of certain pharmacy payables, relative to the quarter end date.

Interest expense was $8.6 million compared with $10.6 million last year, a reduction of 19.4 percent, due primarily to lower debt levels.  Debt declined by $56.2 million from the first quarter of 2003.  The company expects part of the decline to reverse in the second quarter because of the payables timing noted above and growth in the rate of capital expenditures.

Capital expenditures were $10.4 million compared with $2.8 million last year.  The increase is related to remodeling activity in both divisions and the Omaha distribution center expansion and consolidation.  The company continues to expect capital expenditures of up to $100.0 million for the fiscal year.

Second Quarter/Fiscal 2004 Outlook

The company expects its consolidated comparable store sales increase for the second quarter ending July 31, 2004 to be in the mid single digits.  Second quarter earnings are expected to be in the range of $0.24 to $0.29 per share.

For the fiscal year ending January 29, 2005, the company continues to expect its consolidated sales and comparable store sales to increase in the low single digits, and its earnings to be in the range of $1.33 to $1.48 per share.

First Quarter Conference Call Arrangements

ShopKo Stores, Inc. will host a conference call and real-time webcast May 20, 2004, at 10:30 a.m. Central Daylight Time (CDT) to discuss first quarter results and fiscal 2004 business outlook.  Participants may access the conference by dialing 1-800-860-2442 and asking for the ShopKo Stores, Inc. conference call.  The webcast will be archived for two weeks at www.shopko.com.

The call will be rebroadcast immediately following the call through May 28, 2004.  The replay can be accessed by dialing 1-877-344-7529 or 412-858-1440.  When prompted for an account number, dial 216#, then dial 1 for the recorded conference.  When prompted for the conference number, dial 344387#, then press 1 to begin the playback.

ShopKo Stores, Inc. is a customer-driven retailer of quality goods and services in two distinct market environments.  Headquartered in Green Bay, Wis., the company operates 359 stores in 23 states throughout the Midwest, Western Mountain and Pacific Northwest regions.  One hundred forty-one multi-department ShopKo stores are located in mid-sized to larger cities and 218 convenient one-stop Pamida stores provide Hometown Value to customers in smaller communities of rural America.  ShopKo Stores Inc. is listed on the New York Stock Exchange under the symbol SKO.  For more information about ShopKo or Pamida visit our website at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales, earnings per share, capital expenditure plans and other financial results.  Such statements are subject to important factors that could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements, including those referenced in ShopKo's current annual report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings; such factors are incorporated by reference.

#####

Consolidated Sales Summary (dollars in millions)

First Quarter

Business Segments	02/01/04- 05/01/04 (13 weeks)	02/02/03- 05/03/03 (13 weeks)	Change Total**	Change Comp* (13 weeks vs. 13 weeks)
ShopKo	$552.8	$530.5	4.2%	4.2%
Pamida	182.2	177.4	2.7%	3.3%
Consolidated	$735.0	$707.9	3.8%	3.9%

*Comparable store sales represent sales of those stores open during both fiscal years and do not include sales from the ShopKo wholesale optical lab.

**Pamida division total sales variance reflects sales in the prior year periods from seven locations, which have been closed and not replaced, and two new Pamida locations opened in fiscal year 2003.

ShopKo Stores, Inc. and Subsidiaries Consolidated Statements of Operations First Quarter

	13 Weeks	13 Weeks
	Ended	Ended
	May 1,	May 3,
(In thousands, except per share data)	2004	2003

Revenues:
Net sales	$735,033	$707,917
Licensed department rentals and other income	3,096	3,047
	738,129	710,964
Costs and expenses:
Cost of sales	551,222	525,254

Gross margin	183,811	182,663

Selling, general and administrative expenses	160,738	155,921
Depreciation and amortization expenses	21,500	20,971
	182,238	176,892

Income from operations	4,669	8,818
Interest expense	8,568	10,635

Loss before income taxes	(3,899)	(1,817)
Credit for income taxes	(1,520)	(722)

Net loss	(2,379)	(1,095)

Net loss per share of common stock:
Basic:	$(0.08)	$(0.04)

Diluted:	$(0.08)	$(0.04)

Weighted average number of common shares outstanding:
Basic:	29,210	28,930

Diluted:	29,210	28,930

ShopKo Stores, Inc. and Subsidiaries Consolidated Statements of Operations Percents of Sales First Quarter

	13 Weeks	13 Weeks
	Ended	Ended
	May 1,	May 3,
	2004	2003

Revenues:
Net sales	100.0	100.0
Licensed department rentals and other income	0.4	0.4
	100.4	100.4
Costs and expenses:
Cost of sales	75.0	74.2

Gross margin	25.0	25.8

Selling, general and administrative expenses	21.9	22.0
Depreciation and amortization expenses	2.9	3.0
	24.8	25.0

Income from operations	0.6	1.2
Interest expense	1.1	1.5

Loss before income taxes	(0.5)	(0.3)
Credit for income taxes	(0.2)	(0.1)

Net loss	(0.3)	(0.2)

ShopKo Stores, Inc. and Subsidiaries Business Segment Information First Quarter

	13 Weeks	13 Weeks
	Ended	Ended
	May 1,	May 3,
(Dollars in thousands)	2004	2003

ShopKo Retail Segment
Net sales	$552,799	$530,527
Licensed department rentals and other income	2,765	2,746
	555,564	533,273
Costs and expenses:
Cost of sales	415,232	394,084

Gross Margin	137,567	136,443

Selling, general and administrative expenses	111,190	108,357
Depreciation and amortization expenses	15,297	14,980
	126,487	123,337

Income from operations	$13,845	$15,852

Pamida Retail Segment
Net sales	$182,234	$177,390
Licensed department rentals and other income	331	301
	182,565	177,691
Costs and expenses:
Cost of sales	135,990	131,170

Gross Margin	46,244	46,220

Selling, general and administrative expenses	42,956	42,049
Depreciation and amortization expenses	6,057	5,844
	49,013	47,893

Loss from operations	$(2,438)	$(1,372)

Corporate Segment

Net sales	$-	$-
Licensed department rentals and other income	-	-
	-	-
Costs and expenses:
Selling, general and administrative expenses	6,592	5,515
Depreciation and amortization expenses	146	147
	6,738	5,662

Loss from operations	$(6,738)	$(5,662)

Consolidated
Income from operations	$4,669	$8,818

ShopKo Stores, Inc. and Subsidiaries Business Segment Information Percents of Sales First Quarter

	13 Weeks	13 Weeks
	Ended	Ended
	May 1,	May 3,
	2004	2003

ShopKo Retail Segment
Net sales	100.0	100.0
Licensed department rentals and other income	0.5	0.5
	100.5	100.5
Costs and expenses:
Cost of sales	75.1	74.3

Gross Margin	24.9	25.7

Selling, general and administrative expenses	20.1	20.4
Depreciation and amortization expenses	2.8	2.8
	22.9	23.2

Income from operations	2.5	3.0

	13 Weeks	13 Weeks
	Ended	Ended
	May 1,	May 3,
	2004	2003
Pamida Retail Segment
Net sales	100.0	100.0
Licensed department rentals and other income	0.2	0.2
	100.2	100.2
Costs and expenses:
Cost of sales	74.6	73.9

Gross Margin	25.4	26.1

Selling, general and administrative expenses	23.6	23.7
Depreciation and amortization expenses	3.3	3.3
	26.9	27.0

Loss from operations	(1.3)	(0.7)

Consolidated
Income from operations	0.6	1.2

ShopKo Stores, Inc. and Subsidiaries Consolidated Condensed Balance Sheets (In thousands)

	May 1,	May 3,
	2004	2003

Cash and cash equivalents	$28,289	$31,658
Receivables, less allowances	52,951	50,627
Merchandise inventories	644,244	601,410
Other current assets	10,726	13,002
Total current assets	736,210	696,697

Other assets and deferred charges	7,660	12,540
Intangible assets	25,480	20,621
Net property and equipment	770,518	790,321
Total assets	$1,539,868	$1,520,179

Short-term debt	$117,423	$75,707
Accounts payable - trade	311,149	271,778
Accrued liabilities	166,619	168,947
Current portion of long-term obligations	63,179	94,354
Total current liabilities	658,370	610,786

Long-term obligations	244,800	311,556
Other long-term obligations	25,158	26,488
Deferred income taxes	22,803	23,795
Shareholders' equity	588,737	547,554
Total liabilities and shareholders' equity	$1,539,868	$1,520,179